Exhibit 99.3

                       MFA
           FINANCIAL, INC.

     One Vanderbilt Avenue

                   48th Floor

New York, New York 10017

PRESS RELEASE	FOR IMMEDIATE RELEASE

May 6, 2021	NEW YORK METRO

INVESTOR CONTACT:      InvestorRelations@mfafinancial.com      NYSE: MFA

      212-207-6488

      www.mfafinancial.com

MEDIA CONTACT:             Abernathy MacGregor

     Tom Johnson

     212-371-5999

MFA Financial, Inc. Announces Agreement to Acquire Lima One Capital,
Accelerating MFA’s Business Purpose Lending Investment Strategy

NEW YORK - MFA Financial, Inc. (NYSE:MFA) announced today that it has entered into a definitive agreement to acquire substantially all of the remaining ownership interests it did not previously own in Lima One Holdings, LLC (together with its operating subsidiary Lima One Capital, LLC and other affiliates, “Lima One”), a leading nationwide originator and servicer of business purpose loans (“BPLs”) for residential real estate investors, from affiliates of Magnetar Capital (“the Sellers”).

The acquisition includes Lima One’s operating platform and $1.1 billion servicing portfolio as well as approximately $200 million of related financial assets. The acquisition and consolidation of Lima One’s platform onto MFA’s balance sheet is the culmination of a multi-year partnership between MFA and Lima One that is expected to accelerate MFA’s BPL investment strategy by bringing together its investment and capital markets expertise with Lima One’s origination and servicing capabilities. MFA acquired a strategic minority ownership interest in Lima One in 2018 and has been an active buyer of its BPLs since 2017. MFA expects that Lima One’s executive leadership team will continue to remain with the business following the completion of the transaction and Lima One’s operating platform will remain in Greenville, SC.

Founded in 2011, Lima One is a leading nationwide originator and servicer of BPLs. Lima One serves the dynamic financing needs of real estate investors through a diverse product offering, including fix-and-flip and new construction loans, single and portfolio rental property loans, and stabilized and value-add multifamily property loans. Since inception, Lima One has funded over $3 billion in loans across its product suite.

Commenting on the transaction, Craig Knutson, Chief Executive Officer and President of MFA, stated, “We are pleased to acquire the Lima One platform and to welcome the entire Lima One team to MFA. Our partnership with Lima One has been a core element of launching and growing our BPL investment strategy and completion of this transaction will significantly enhance our combined presence and ability to deploy capital into the BPL sector.”

Commenting on behalf of Lima One, Chief Executive Officer Jeff Tennyson remarked, “When I joined Lima One in 2018, identifying additional capital providers was crucial to growing our business and we were fortunate to have MFA move from a whole loan buyer to a true strategic partner that same year. Our team has built a best-in-class platform with a strong culture and brand, and we are excited to take this partnership to the next level by fully combining our respective capabilities. Demand for all of our products has never been greater and joining MFA will expand our ability to compete and be the first call for real estate investors.”

Gudmundur Kristjansson, MFA’s Co-Chief Investment Officer, added, “Business purpose lending is one of the most attractive investment opportunities we see within residential credit, but these high quality, high yielding credit assets are difficult to originate on a primary basis and difficult to source on a secondary basis. Through this transaction, we believe we are creating a truly differentiated partnership in which MFA will have reliable access to over $1 billion of these assets annually and Lima One will have reliable access to the capital necessary to serve its customers and grow well beyond $1 billion in annual volume.”

Under the terms of the agreement, MFA will acquire all of the Sellers’ ownership interests in Lima One using cash on hand. The transaction is expected to close in the third quarter of 2021, subject to the satisfaction of customary closing conditions, including the receipt of applicable governmental approvals and third-party consents. Upon closing, Lima One will become a subsidiary of MFA and its operations will be reflected in MFA’s consolidated financial statements.

Piper Sandler & Co. served as exclusive financial advisor to Lima One in connection with the transaction.

About MFA

MFA Financial, Inc. (NYSE: MFA) is a real estate investment trust primarily engaged in the business of investing, on a leveraged basis, in residential mortgage assets, including residential whole loans and residential mortgage-backed securities. For more information, please visit www.mfafinancial.com.

About Lima One

Lima One Capital, LLC is a leading nationwide originator and servicer of business purpose loans for real estate investors and has funded over $3 billion in loans since its founding in 2011. For more information, please visit www.limaone.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to MFA’s agreement to acquire ownership of Lima One Holdings, LLC, the expected timing for the transaction to close, and MFA's anticipated benefits from the transaction, including its belief that the business-purpose lending sector of residential mortgage credit offers substantial opportunities for MFA. Forward-looking statements involve numerous risks and uncertainties. MFA’s actual results may differ from its beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "anticipate," "estimate," "will," "should," "expect," "believe," and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K for the year ended December 31, 2020 under the caption "Risk Factors." Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. MFA undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Category: Lima One